Ernst & Young
Ernst & Young LLP
Chartered Accountants
Pacific Centre
700 West Georgia Street
P.O. Box 10101
Vancouver, British Columbia V7Y 1C7
Tel: 604 891 8200
Fax: 604 643 5422
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Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Stock Option Plan of Augusta Resource Corporation of our reports dated February 29, 2008, with respect to the consolidated financial statements of Augusta Resource Corporation included in its Annual Report (Form 40-F) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Augusta Resource Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Vancouver, British Columbia
March 11, 2009